Exhibit 99.1

Investor Contact: Wendy Hargus
(972) 946-5030
Investor_Relations@voughtaircraft.com
Media Contact: Lynne Warne
(615) 974-6003
warnely@voughtaircraft.com
Vought Reports Fourth Quarter 2006 Financial Results
Fourth Quarter 2006 Highlights Compared to Q4 2005
•	Sales increased 16 percent to $417.6 million

•	Operating income improved $10.0 million

•	Free cash flow increased by $201.3 million

•	Funded backlog increased 39 percent to $3.3 billion
Summary of Financial Results
$ in millions

	Three Months Ended			Twelve Months Ended
	December 31,	December 31,		December 31,	December 31,
	2006	2005	Change	2006	2005	Change
Sales	$417.6	$360.0	16%	$1,550.9	1,297.2	20%
Operating income (loss)	$11.2	$1.1	916%	$31.7	$(174.7)	118%
Net income (loss)	$(6.3)	$(15.6)	60%	$(36.7)	$(229.7)	84%

Adjusted EBITDA*	$48.2	$55.9	-14%	$184.5	$180.1	2%

Free Cash Flow*	$75.2	(126.1)	—	$57.4	(212.1)	—

*	Non-GAAP measure. A complete definition and reconciliation of non-GAAP measures, identified with an asterisk, is provided on page 9.
          DALLAS, March 14, 2007 — Vought Aircraft Industries, Inc. today reported financial results for its fourth quarter and year ending Dec. 31, 2006.
          Net sales for the fourth quarter 2006 were $417.6 million, an increase of 16 percent compared with $360.0 million for the same period last year. The growth in revenue was due to increases throughout all of Vought’s product categories, with the largest from increased deliveries on commercial and military programs.
Fourth Quarter Results
•	Commercial sales increased by approximately $35.8 million, or 26 percent, compared with the fourth quarter of 2005. The increase was primarily driven by a $36.3 million increase in Boeing 747 program deliveries and an $8.0 million increase in Boeing 777 deliveries, offset in part by a reduction in Airbus deliveries.

•	Military sales increased approximately $14.6 million, or 10 percent, resulting from higher production on the H-60 and Global Hawk programs.

•	Business jet sales increased by approximately $7.2 million, or 11 percent, primarily due to higher deliveries on our Gulfstream programs.
          Funded backlog increased 39 percent to $3.3 billion at Dec 31, 2006, compared with $2.4 billion at Dec. 31, 2005, primarily due to increased orders for the 787 program and military programs such as the H-60 Black Hawk. Our calculation of backlog includes only funded orders, which causes backlog to be substantially lower than the estimated aggregate dollar value of our contracts.
          The net loss for the fourth quarter of 2006 was $6.3 million, compared with a net loss of $15.6 million for the same period last year. This reduced loss was primarily the result of improved program margins partially offset by higher non-recurring program period expense.
          Adjusted EBITDA*, as defined in our senior secured credit agreement, was $48.2 million for the fourth quarter of 2006, compared with $55.9 million for the same period last year. The 2006 Adjusted EBITDA* includes higher cash benefit payments and fewer adjustments for unusual charges than 2005.
          Free Cash Flow* was $75.2 million for the quarter, an increase of $201.3 million from last year, primarily due to improved operations and customer advances.
          “We are pleased with our 2006 performance, as strong upward trends for commercial and military aircraft continued to drive higher sales across many program platforms,” said Vought’s President and Chief Executive Officer Elmer Doty. “During the

year, we moved forward on all fronts, implementing the majority of our restructuring actions.
          The results of these actions will continue to be reflected in our ongoing performance. Lower operating and SG&A costs, combined with improved program performance, will continue to improve the profitability of our ongoing business.”
          Doty continued, “As we move forward in 2007, we continue to take the necessary steps to lay the foundation for growth. This includes continued progress on the 787 program, which remains on schedule. It also includes the recent appointment of Keith Howe as our new chief financial officer. Keith’s extensive industry and financial management experience will be valuable to us as we continue to grow our business.”
Year End Results
          For the full year 2006, net sales were $1,550.9 million, an increase of 20 percent compared with $1,297.2 million for 2005. The increase is partially due to customer settlements finalized during the second quarter of 2006, as well as higher delivery rates in all product categories. Excluding the one-time impact of customer settlements, ongoing sales for 2006 were $1,451.9 million, an increase of 12 percent over last year, primarily from increased military and business jet program sales.
          Net loss for 2006 was $36.7 million, compared with a net loss of $229.7 million for 2005. This improvement was primarily due to increased sales and customer settlements in 2006 as well as the absence of one-time facility consolidation and disruption charges recorded in 2005. Adjusted EBITDA* for 2006 was $184.5 million, compared with $180.1 million for 2005.
          The company generated Free Cash Flow* of $57.4 million in 2006, compared with a cash usage of $212.1 million for 2005. Free Cash Flow* in 2006 includes cash from customer settlements finalized during the second quarter of approximately $82 million. Excluding the impact of these settlements, Free Cash Flow from Ongoing Operations* was a usage of $24.6 million compared with a usage of $212.1 million for the same period last year. This decreased cash usage was primarily due to improvements in operations and working capital management as well as lower capital expenditures. For the full year 2006, the net cash expenditures for the 787 program were $47 million including start-up, capital and production costs offset by advances and settlements.
787 Program Update
          The 787 program continues to be a key focus. Vought has now built three sets of fuselage barrels and our composite manufacturing process has been verified as acceptable for production. Global Aeronautica, Vought’s joint venture with Alenia North America, has received the first shipment from Fuji Heavy Industries and Kawasaki Heavy Industries for integration. We are pleased with our progress and we are pacing with the program.
Non-GAAP Measure Disclosure
          EBITDA, Adjusted EBITDA and Free Cash Flow (indicated by an asterisk *) as presented in this press release are supplemental measures of performance and our ability to satisfy our debt covenants. None of these measures is required by, or presented in accordance with, Generally Accepted Accounting Principles (GAAP) in the United States. EBITDA, Adjusted EBITDA and Free Cash Flow are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as measures of our liquidity. The senior secured credit agreement signed in December 2004 contains maintenance ratios and other financial covenants that are based on the calculation of Adjusted EBITDA. We believe it is necessary to present Adjusted EBITDA to enable investors to assess the strength of our underlying business. Reconciliation between these measures and GAAP is presented on page 9.

Conference Call Details
          Vought Aircraft Industries, Inc. will host a conference call on Thursday, March 15 at 11 a.m. Eastern time (10 a.m. Central time) to discuss its fourth quarter and year-end results.
          To access the conference call, dial 866-202-3109 (United States) or 617-213-8844 (International) with passcode 86048014. Please call 10 minutes prior to the start time.
          If you cannot listen to the conference call at its scheduled time, there will be a replay available through March 22, which can be accessed by dialing 888-286-8010 (United States) or 617-801-6888 (International) with passcode 33828847.
          Vought’s conference call will be supplemented by a series of slides appearing on the company’s Web site. Listeners are encouraged to view these materials in conjunction with the call. The presentation will be posted on the home page of the Web site on the morning of the call.
About Vought
          Vought Aircraft Industries, Inc. (www.voughtaircraft.com) is one of the world’s largest independent suppliers of aerostructures. Headquartered in Dallas, the company designs and manufactures major airframe structures such as wings, fuselage subassemblies, empennages, nacelles and other components for prime manufacturers of aircraft. Vought has annual sales of approximately $1.6 billion and about 5,900 employees in nine U.S. locations.

Disclaimer on Forward Looking Statements
          This release contains forward-looking statements within the meaning of section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve known and unknown risks and uncertainties. Vought’s actual financial results could differ materially from those anticipated due to the company’s dependence on conditions in the airline industry, the level of new commercial aircraft orders, production rates for commercial and military aircraft, the level of defense spending, competitive pricing pressures, manufacturing inefficiencies, start-up costs and possible overruns on new contracts, technology and product development risks and uncertainties, availability of materials and components from suppliers and other factors beyond the company’s control. Additional risk factors are described in the Company’s filings with the SEC.

Vought Aircraft Industries, Inc.
Condensed Consolidated Balance Sheets
($ in millions, except per share amounts)

	(Unaudited)
	December 31,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$93.4	$10.1
Accounts receivable	82.1	90.8
Inventories	337.8	340.1
Other current assets	7.3	7.4

Total current assets	520.6	448.4

Property, plant and equipment, net	530.4	485.1
Goodwill	527.7	527.7
Identifiable intangible assets, net	64.9	79.1
Debt origination costs, net and other assets	15.1	21.5

Total assets	$1,658.7	$1,561.8

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable, trade	$118.4	$121.9
Accrued and other liabilities	76.2	69.0
Accrued payroll and employee benefits	40.8	35.5
Accrued post-retirement benefits-current	51.3	53.4
Accrued pension-current	25.6	36.8
Current portion of long-term bank debt	4.0	4.0
Capital lease obligation	1.3	0.8
Accrued contract liabilities	333.7	216.0

Total current liabilities	651.3	537.4

Long-term liabilities:
Accrued post-retirement benefits	478.8	496.5
Accrued pension	352.0	441.2
Long-term bank debt, net of current portion	413.0	417.0
Long-term bond debt	270.0	270.0
Long-term capital lease obligation	—	1.2
Other non-current liabilities	186.9	171.5

Total liabilities	$2,352.0	$2,334.8

Stockholders’ equity (deficit):
Common stock, par value $.01 per share; 50,000,000 shares authorized, 24,755,248 and 24,711,373 issued and outstanding in 2006 and 2005, respectively	0.3	0.3
Additional paid-in capital	414.8	411.4
Shares held in rabbi trust	(1.6)	(1.6)
Stockholders’ loans	(1.0)	(1.1)
Accumulated deficit	(641.3)	(604.6)
Accumulated other comprehensive loss	(464.5)	(577.4)

Total stockholders’ equity (deficit)	$(693.3)	$(773.0)

Total liabilities and stockholders’ equity (deficit)	$1,658.7	$1,561.8

Vought Aircraft Industries, Inc.
Condensed Consolidated Statements of Operations
($ in millions) (Unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005

Net sales	$417.6	$360.0	$1,550.9	$1,297.2

Costs and expenses

Cost of sales	334.4	307.5	1,274.2	1,231.8
Selling, general and administrative expenses	71.1	51.4	236.0	234.2
Impairment charge	0.9	—	9.0	5.9

Total costs and expenses	406.4	358.9	1,519.2	1,471.9

Operating Income (loss)	11.2	1.1	31.7	(174.7)

Other income (expense)
Interest income	0.3	0.6	1.4	3.4
Other income (loss)	(0.4)	0.1	(0.5)	(0.3)
Equity in earnings (loss) of joint venture	(2.0)	(1.6)	(6.7)	(3.4)
Interest expense	(17.3)	(15.8)	(64.5)	(54.7)

Income (loss) before income taxes	(8.2)	(15.6)	(38.6)	(229.7)
Income taxes	1.9	—	1.9	—

Net income (loss)	$(6.3)	$(15.6)	$(36.7)	$(229.7)

Vought Aircraft Industries, Inc.
Condensed Consolidated Statements of Cash Flows
($ in millions) (Unaudited)

	For the Twelve Months Ended
	December 31,	December 31,
	2006	2005
Operating activities
Net income (loss)	$(36.7)	$(229.7)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	59.4	71.9
Stock compensation expense	3.0	(6.4)
Impairment charge	9.0	5.9
Equity in losses of joint venture	6.7	3.4
Loss from asset sales	1.7	6.0
Changes in current assets and liabilities:
Accounts receivable	8.7	32.4
Inventories, net of advances and progress billings	2.3	(60.8)
Other current assets	0.5	(0.2)
Accounts payable, trade	(4.5)	20.2
Accrued payroll and employee benefits	5.3	(12.1)
Accrued and other liabilities	(6.1)	(15.3)
Accrued contract liabilities	117.7	74.0
Other assets and liabilities—long-term	5.8	45.7

Net cash provided by (used in) operating activities	172.8	(65.0)

Investing activities
Capital expenditures	(115.4)	(147.1)
Proceeds from sale of assets	12.7	—
Investment in joint venture	—	(5.0)

Net cash provided by (used in) investing activities	(102.7)	(152.1)

Financing activities
Proceeds from short-term bank debt	225.0	45.0
Payments on short-term bank debt	(225.0)	(45.0)
Payments on long-term bank debt	(4.0)	(4.0)
Payments on capital leases	(0.7)	(0.9)
Proceeds from Hawthorne	—	52.6
Proceeds from governmental grants	17.4	52.2
Retirement of common stock	—	(2.0)
Decrease in shareholder loans	0.1	0.2
Proceeds from sale of common stock	0.4	0.2

Net cash provided by (used in) financing activities	13.2	98.3

Net increase (decrease) in cash and cash equivalents	83.3	(118.8)
Cash and cash equivalents at beginning of period	10.1	128.9

Cash and cash equivalents at end of period	$93.4	$10.1

Vought Aircraft Industries Inc.
Supplemental Financial Data
($ in millions)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	December 31,		December 31,	December 31,
	2006	2005	Change	2006	2005	Change
Sales as Reported:
Commercial	$174.1	$138.3	$35.8	$699.3	$602.7	$96.6
Military	167.8	153.2	14.6	560.9	471.7	89.2
Business jets	75.7	68.5	7.2	290.7	222.8	67.9

Total	$417.6	$360.0	$57.6	$1,550.9	$1,297.2	$253.7

Settlements
Commercial	$—	$—	$—	$70.0	$—	$70.0
Military	—	—	—	—	—	—
Business jets	—	—	—	29.0	—	29.0

Total	$—	$—	$—	$99.0	$—	$99.0

Ongoing Sales
Commercial	$174.1	$138.3	$35.8	$629.3	$602.7	$26.6
Military	167.8	153.2	14.6	560.9	471.7	89.2
Business jets	75.7	68.5	7.2	261.7	222.8	38.9

Total	$417.6	$360.0	$57.6	$1,451.9	$1,297.2	$154.7

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005
% Mix for Ongoing Sales
Commercial	42%	38%	43%	46%
Military	40%	43%	39%	36%
Business jets	18%	19%	18%	18%

Total	100%	100%	100%	100%

	Twelve Months Ended
	December 31,	December 31,
	2006	2005	Change
Sales Backlog
Commercial	$2,152.0	$1,285.6	$866.4
Military	575.6	711.0	(135.4)
Business jets	563.4	370.7	192.7

Total sales backlog	$3,291.0	$2,367.3	$923.7

Vought Aircraft Industries, Inc.
Reconciliation of Non-GAAP Measures
          In addition to disclosing results that are determined in accordance with U.S. generally accepted accounting principles (GAAP), we also disclose non-GAAP results that exclude certain significant charges or credits that are important to an understanding of the company’s ongoing operations. We provide reconciliations of these non-GAAP measures to the most comparable GAAP reporting. We believe that discussion of these non-GAAP measures excluding certain significant charges or credits provides additional insights into underlying business performance. EBITDA, Adjusted EBITDA and Free Cash Flow are not measures recognized under GAAP. The determination of significant charges or credits may not be comparable to similarly titled measures used by other companies and may vary from quarter to quarter.
Vought Aircraft Industries, Inc.
Reconciliation of Non-GAAP Measures
Adjusted EBITDA
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005

Net Income (loss)	$(6.3)	$(15.6)	$(36.7)	$(229.7)

Plus:
Interest expense, net	16.1	14.1	59.4	47.4
Income taxes, net	(1.9)	—	(1.9)	—
Depreciation and amortization	14.1	17.2	59.3	71.9

EBITDA	$22.0	$15.7	$80.1	$(110.4)

Adjusted EBITDA
Plus:
Non-recurring investment in Boeing 787	30.2	24.7	90.1	65.8
Unusual charges — Plant consolidation & other non- recurring program costs and settlements	1.6	14.3	1.3	158.4
Asset impairment & Loss on Sale of property, plant and equipment	1.7	1.3	10.7	11.9
Pension & OPEB curtailment and non-cash expense related to FAS 87 & FAS 106	(11.4)	5.4	(3.4)	50.9
Other	4.1	(5.5)	5.7	3.5

Total Adjusted EBITDA	$48.2	$55.9	$184.5	$180.1

Vought Aircraft Industries, Inc.
Reconciliation of Non-GAAP Measures
Free Cash Flow
($ in millions)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005

Cash flow provided by (used in) operating activities	$98.7	$(63.0)	$172.8	$(65.0)
Less: Capital expenditures	(23.5)	(63.1)	(115.4)	(147.1)

Free Cash Flow	$75.2	$(126.1)	$57.4	$(212.1)

Q2 Settlements	—	—	(82.0)	—

Free Cash Flow from Ongoing Operations	$75.2	$(126.1)	$(24.6)	$(212.1)